Exhibit 99.1
CROWN CRAFTS, INC. NASDAQ-CM: CRWS Burkenroad Conference April 24, 2009 New Orleans, LA

This presentation contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995, and all Rules and Regulations issued thereto. Such statements are based upon management's current expectations, projections, estimates and assumptions. Words such as "expects," "believes," "anticipates" and variations of such words and similar expressions identify such forward-looking statements. Forward- looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, but are not limited to, general economic conditions, including changes in interest rates, the overall level of consumer spending and the price of oil, cotton and other raw materials used in the Company's products, changing competition, changes in federal and state governmental regulations with respect to the consumer products industry, changes in the retail environment, the level and pricing of future orders from the Company's customers, the Company's dependence upon third-party suppliers, including some located in foreign countries with unstable political climates, the Company's ability to successfully implement new information technologies, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company's business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company's dependence upon licenses from third parties. Reference is also made to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Corporate Overview

Crown Crafts was founded in 1958 as a privately-held textile manufacturer. The Company went public in 1968. The Company was de-listed in 2001 after posting $114 million in net losses. In 2000 and 2001, the Company sold unprofitable businesses and reinvented itself as an infant consumer products company. The Company now has two operating subsidiaries, Crown Crafts Infant Products, Inc. and Hamco, Inc. In 2006, the Company completed a debt and capital restructuring that right-sized the Company's debt and capital structure. The Company began making selective acquisitions in late 2006 and 2007. The Company was listed on NASDAQ in March 2007. Company History

Corporate Profile One of the largest U.S. providers of infant and toddler bedding, bibs, soft goods and accessories Products are marketed as branded and unbranded merchandise Top-tier U.S. license and retail relationships Successful financial restructuring in 2001 returned the Company to profitability Successful debt and capital restructuring in 2006 lowered the Company's debt and cost of capital substantially; extinguishment of warrants right-sized the capital structure of the Company

2006 Restructuring Highlights Restructuring completed July 2006 Reduced debt from $24 million to $13 million Reduced interest rate from 11.65% to prime less 1% Extinguished warrants issuable to lenders and shares issuable to management, which together represented 70% of the Company's diluted equity Reduced shares issued or issuable from 36 million diluted shares to 10 million diluted shares Company recorded approximate pre-tax gain of $4 million

Industry Statistics

Infant Products Industry Birth rates continue to rise. By 2020, the birth rate is expected to be 4.5 million, exceeding the 4.3 million births at the height of the baby boom. First births represent 40% of all births. New parents spend approximately $6,200 outfitting mom and baby in the first year. More parents are decorating the nursery for the second child where the second child's gender is different than the first. 70% of parents learn the baby's gender before birth. Parents are having children later in life when they have more disposable income. Older, better- educated moms demand more product information and will pay more for quality products. Grandparents purchase many of the nursery items. High quality products and name brands are an important part of this generation's lifestyle. 40% of births are to unwed mothers. Births represent significant purchasing events regardless of economic conditions or household income. Many items are non-discretionary. A major opportunity for the Company is to become a consolidator in a fragmented industry consisting of many small players and very few large players.

Live Births 2000 - 2009 Based on data from the National Center for Health Statistics (In thousands) 2000 2001 2002 2003 2004 2005 2006 2007 2008 (Est.) 2009 (Est.) 4058.814 4025.933 4021.726 4089.95 4112.052 4138.349 4269 4315 4361 4407

Company Structure, Strengths and Future Strategies

Crown Crafts Infant Products Crown Crafts Infant Products is a leading manufacturer of infant and toddler bedding, blankets, and accessories to mass and specialty markets. Crown Crafts Infant Products resulted from a 1999 merger between Red Calliope and Noel Joanna (NoJo), two pioneers in the infant products industry. Crown Crafts Infant Products has become the premier supplier of nursery decor and accessories producing innovative, cutting-edge products for every relevant channel of distribution and enjoying strong product sales in all key accounts in the country. One of the primary strengths of Crown Crafts Infant Products is an extensive brand and license portfolio. In December 2006, Crown Crafts Infant Products acquired the Kimberly Grant brand. In November 2007, Crown Crafts Infant Products acquired the infant and toddler product lines of Springs Global US.

Crown Crafts Infant Products Crown Crafts Infant Products

Hamco HAMCO is a leading designer, producer and marketer of infant bib and bath products, and is very proud of its significant share of the bib market. Founded in 1984 and acquired by Crown Crafts, Inc. in 1997, HAMCO is known for its extensive proprietary design expertise. In 1998, Pinky Baby Products, predominately a manufacturer of screen printed bibs, was merged into HAMCO to compliment HAMCO's existing appliqued / embroidered product line and provide the foundation for HAMCO to dominate the bib market. Commitment to excellence in quality, customer service and competitive pricing is the hallmark of distinction for HAMCO.

Hamco

Strengths of Our Company Sourcing expertise and experience Crown Crafts, Inc. takes full advantage of shifts in the global economy. We currently source from several countries including China, Thailand, India and Indonesia. Crown Crafts, Inc. has developed strong relationships with many manufacturers and contractors to bring the industry's very best quality, pricing and speed to the market. Retail relationships Creative product development and design Licensing experience and relationships

Dominant Retail Distribution

Private Label Programs

Licenses

Company-owned Brands

Acquisition of Springs Infant and Toddler Product Lines Acquired infant and toddler product lines from Springs Global US in November 2007 for approximately $11 million. Amended the credit facility to increase the revolving line of credit to $26 million, extended the term of the revolving line of credit by one year to 2010 and provide for a $5 million term loan due in 24 equal monthly principal installments. The acquisition is expected to add $25 million in net sales, $3.5 million in pre-tax net income, $4.4 million in EBITDA and $0.19 diluted earnings per share annually. Non-GAAP Reconciliation of Pre-tax net income to EBITDA:

Financial Highlights

Recent Financial Developments Completed debt and capital restructuring resulting in debt reduction from $24 million to $13 million plus extinguishment of warrants in July 2006 Recorded a $4.2 million deferred tax asset in March 2006 as a result of the removal of a deferred tax valuation allowance Reduced operating costs and corporate overhead Combined distribution centers; closed Louisiana center in August 2005 Consolidated financial functions by absorption of California finance department into Louisiana finance department in August 2005 Lowered interest rates as a result of debt restructuring in July 2006 Acquired the infant and toddler product lines from Springs Global US, Inc. in November 2007 Recorded a $9.0 million goodwill impairment charge in December 2008

Operating Highlights (in thousands, except percentages and per share data)

EBITDA (in thousands)

Long-term debt (In millions) Springs purchased in November, 2007 Net of Cash Invested

Investment Summary Debt and capital restructuring right-sized the Company's debt and allowed the Company to build shareholder value and operating profits. Crown Crafts is now a focused, profitable consumer products company operating primarily in the growing infant and juvenile soft goods markets. The Company was listed on The NASDAQ Capital Market in March 2007. Crown Crafts is able to engage in organic and strategic growth initiatives going forward.